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                                                                     EXHIBIT 5.1



                               November 17, 1999

Plains All American Pipeline, L.P.
500 Dallas, Suite 700
Houston, Texas 77002

Gentlemen:

          I am General Counsel of Plains All American Inc., a Delaware corporation and the general partner of Plains All American Pipeline, L.P. a Delaware limited partnership (the Partnership"), in connection with the preparation of the Partnership's Registration Statement on Form S-8 (the "Registration Statement") filed by the Partnership under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the offering and sale by the Company of up to 1,375,000 common units representing limited partnership interests in the Partnership (the "Common Units") in connection with the 1998 Long-Term Incentive Plan attached to the Form S-8 as Exhibit 99.1 and the respective Transaction Grant Agreements attached as Exhibits 99.2 through 99.8 (together, the "Plans").

          As the basis for the opinions hereinafter expressed, I have examined such statutes, regulations, corporate records and documents, certificates of corporate and public officials, and other instruments as I have deemed necessary or advisable for the purposes of this opinion. In such examination I have assumed the authenticity of all documents submitted to me as originals and the conformity with the original documents of all documents submitted to me as copies.

     Based upon the foregoing, and subject to the limitations and assumptions set forth herein, and having due regard for such legal considerations as I deem relevant, I am of the opinion that:

     1. The Partnership has been duly formed and is validly existing as a limited partnership under the Delaware Revised Uniform Limited Partnership Act.

     2. The Common Units will, when issued and paid for in accordance with the terms of the Plans, be duly authorized, validly issued, fully paid and nonassessable, except as such nonassessability may be affected by the matters described in the prospectus included in the Partnership's registration statement on Form S-1 filed under the Securities Act on November 17, 1998 (File No. 333-64107) under the caption "Description of the Partnership Agreements--Limited Liability."

     The foregoing opinion is based on and is limited to the Revised Uniform Limited Partnership Act of the State of Delaware and the relevant federal laws of the United States of America, and I render no opinion with respect to the laws of any other jurisdiction.

     I hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.1 to the Registration Statement. This opinion is rendered solely for your benefit and may not be relied upon in any manner by any other person or entity without my express written consent.

                              Sincerely,

                              /s/ Michael R. Patterson

                              Michael R. Patterson